Exhibit 10.1
Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2) because it is both (i) immaterial and (ii) treated by the Company as private and confidential. The Registrant agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon request.
DISTRIBUTION AGREEMENT
On this 10th day of June, 2024 (“Effective Date”), NXC Imaging, a wholly owned subsidiary of Canon Medical Systems USA, Inc. a California corporation (“Distributor” or “NXC”) and QT Imaging Holdings, Inc., a Delaware corporation (“Seller” or “QTI”) (each individually a “Party” and collectively the “Parties”) make and enter into this Agreement.
RECITALS
WHEREAS, QTI is in the business of manufacturing and supplying the products set forth in Exhibit A (Product Specifications) (“Equipment”), and providing certain professional training and maintenance services as set forth in this Agreement;
WHEREAS, NXC is in the business of selling such products to end customers (“Customer”);
WHEREAS, the Parties desire for NXC to resell certain equipment manufactured by Seller pursuant to the terms of this Agreement; and
WHEREAS, the Parties acknowledge that this Agreement is intended for the sale and resale of the QTI’s products by NXC.
NOW, THEREFORE, the Parties agree as follows:
AGREEMENT
1.SALE OF EQUIPMENT. Subject to the terms and conditions of this Agreement, Seller hereby engages Distributor as the exclusive reseller to market, advertise, and resell the Equipment in the United States and United States territories (the “Territory”). Distributor will purchase such Equipment for the purpose of reselling, leasing or renting the same directly to its customers. Seller reserves the right to sell directly to customers as an exception. Distributor is allowed to assign sales agents for the purpose of equipment sales.
1.1Distributor Responsibilities.
1.1.1Distributor shall use commercially reasonable efforts to promote resales of the Equipment in all cases consistent with applicable laws and regulations, including, but not limited to the Federal Food, Drug, and Cosmetic Act (“FDCA”) and U.S. Food and Drug Administration (“FDA”) regulations and guidance related to the advertising, promotion, and labeling of medical devices, the Equipment’s instructions for use, and industry-standard medical device and business practices (e.g., the Advanced Medical Technology Association’s Code of Ethics on Interactions with U.S. Health Care Professionals (AdvaMed Code)). Distributor shall not promote resales of Equipment in a way that would render the Equipment “adulterated” or “misbranded” within the meaning of the FDCA.
1.1.2Distributor shall handle and store the Equipment consistent with the then-current FDA quality system regulation or quality management system regulation for medical devices.
1.1.3Distributor shall provide support to Customers as agreed upon between Distributor and such Customers, and in accordance with industry standards.
1.1.4Distributor shall maintain, at Distributor’s sole expense, sufficiently trained and qualified personnel (i) for presentation of the Equipment to prospective Customers for the purposes of promoting sales of the Equipment, (ii) for training Customers in the use of the Equipment consistent with the approved instructions provided by Seller to Distributor, (iii) for providing support to Customers in use of the Equipment, and (iv) to otherwise meet Distributor’s obligations hereunder.
1.1.5Distributor shall ensure that Customers maintain suitable environments for operating the Equipment at the time of the sale.
1.1.6No later than five (5) days prior to the end of each calendar quarter, Distributor shall provide Seller a non-binding written forecast of the anticipated purchases of Equipment during the subsequent twelve (12)-month period.
1.1.7Distributor may hold inventory of Equipment, provided that Distributor shall not hold more than four (4) Equipment devices at any one time, and Distributor shall not hold any Equipment for more than six (6) months after delivery by Seller to Distributor’s site.
1.1.8Unless otherwise agreed between the Parties, Distributor shall have sole responsibility for installing the Equipment at the Customer site.
1.1.9Distributor shall provide operator training of the Equipment on an ongoing basis to Customers during the term of this Agreement, unless Distributor and Seller otherwise agree that Seller will provide operator training for an additional fee.
1.1.10Distributor represents and warrants that it shall comply with all applicable federal and state laws and regulations, including, without limitation, the Federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) and the regulations promulgated thereunder, and shall endeavor to satisfy any applicable “exceptions” or “safe harbors” under the Federal Anti-Kickback Statute, including with respect to any Equipment discounts or rebates paid or received under this Agreement, and any state laws comparable to the Federal Anti-Kickback Statute.
1.1.11Neither Distributor nor any officer, director, employee, agent, or subcontractor of Distributor is ineligible for participation in any Federal Health Care Program or otherwise is listed as excluded, suspended or debarred on any federal or state excluded party list, including but not limited to the List of Excluded Individuals and Entities maintained by the Department of Health and Human Services Office of the Inspector General, the General Services Administration’s Excluded Parties List System, the FDA’s Debarment List, FDA’s Investigator Disqualification Proceedings List (NIDPOE), subject to FDA’s Application Integrity Policy, subject to any enforcement proceeding arising from material false statements to FDA pursuant to 18 U.S.C. § 1001, or any state Medicaid exclusion, sanctioned, or terminated providers lists.
1.1.12Distributor is in compliance with any and all laws and regulations governing the sale of the Equipment and has all licenses, certificate, and permits necessary to sell the Equipment in the Territory.
1.2Seller Responsibilities.
1.2.1Subject to Seller’s prior written approval, Seller shall provide next-level support to Distributor, or directly to Customer, upon request of and on behalf of Distributor.
1.2.2Seller agrees to provide Distributor, if so requested by Distributor, at no cost, one (1) copy of all appropriate training material aides and any other related information required by Distributor to train its instructors to conduct similar training classes at Distributor’s site. Upon Distributor’s reasonable request, and upon the Parties agreement as to the fees due to Seller, Seller will provide additional operator or service engineer training sessions to Distributor.
1.3Mutual Responsibilities. Each Party shall:
1.3.1Conduct its business so as to maintain and increase the goodwill and reputation of the other Party and to reflect favorably on the Equipment, each Party, and their respective products and services at all times;
1.3.2Not engage in any unfair or deceptive business practices with respect to the Equipment; and
1.3.3Comply with all statutes, laws, ordinances, rules, regulations and any other governmental or regulatory authority in connection with Equipment and this Agreement.
2.ORDERS. Distributor acknowledges that Seller may, in Seller’s sole discretion, sell the Equipment to any other person or entity anywhere in the world without notice to Distributor or Distributor’s prior consent. Each Party may engage prospective Customers for the purposes of selling the Equipment. Seller may, at Seller’s own discretion, elect to sell the Equipment directly to such prospective Customers. Otherwise, Seller may provide Distributor with a price quote for the Equipment for the purposes of engaging a prospective Customer. Alternatively, Distributor may provide Seller with a price quote for the Equipment for the purposes of engaging a prospective Customer. Distributor shall submit such price quote to the prospective Customer, reflecting the prospective Customer’s order for the associated Equipment.

Each order will include information reasonably requested by Seller. Each order is subject to Seller’s acceptance, after which it becomes an approved order (“Approved Order”). Any such Approved Orders are non-cancellable and not subject to rescheduling after acceptance by Seller. Any orders not accepted by Seller in writing are deemed rejected.
3.PRICES. The price for the Equipment as of the Effective Date is as stated in Exhibit “B” (Product Pricing) attached to this Agreement. Seller may increase or decrease the price for the Equipment at any time due to changes to the manufacturing, components or parts upon 60 day prior written notice to Distributor with the effective date of the price change. All purchase orders for Equipment that Distributor submits will be the price in effect as of the date the purchase order is submitted. Seller will provide Distributor with all reasonably requested documentation to support any price changes, subject to any confidentiality obligations that Seller may owe to a third party. Distributor is not obligated to purchase any particular quantity of Equipment from Seller. Distributor may set the resale price for Customers at Distributor’s sole discretion, provided however, that Distributor or its assigned sales agents shall not markup the cost of the Equipment more than twenty percent (20%) than the purchase price of the Equipment from the Seller as set forth in in Exhibit B. Exceptions to the 20% markup will be mutually agreed upon.
4.DELIVERY, PAYMENT TERMS AND PACKAGING CONDITIONS.
(a)Except as otherwise set forth in the applicable Approved Order, delivery of the Equipment and all other items supplied from Seller to Distributor will be F.O.B. Origin QTI (Novato, California). Title and risk of loss of the Equipment and all other items will pass to Distributor upon pickup from Seller’s site. The Parties may mutually agree to have Seller “ship in place” and store the Equipment at a mutually agreed price that Distributor will pay.
(b)Except as otherwise set forth in the applicable Approved Order, Seller will invoice Distributor for Equipment as follows: fifty percent (50%) upon receipt of the applicable Approved Order, and fifty percent (50%) upon shipment of the Equipment. Except as otherwise set forth in the applicable Approved Order, Distributor shall pay fees within fifteen (15) days after the date of its receipt of an invoice from Seller. Seller retains a security interest in the Equipment to secure payment of the purchase price and Distributor will take all actions reasonably requested to perfect such security interest.
(c)The prices referred to in Exhibit B include all appropriate and safe packing of the Equipment and all other items supplied.
(d)Late payments may be assessed and will be calculated as one-and-a-half percent (1.5%) of the outstanding balance per month, or the maximum rate permitted by law, whichever is lower, from the date payment was due until the date paid. Distributor’s obligation and commitment to pay Seller arises upon Seller’s acceptance of the applicable order submitted by Distributor to Seller.
(e)Seller’s fees do not include any direct or indirect local, state, federal or foreign taxes, levies, duties or similar governmental assessments of any nature, including value-

added, use or withholding taxes (“Taxes”). Distributor is responsible for paying all Taxes associated with its purchases of the Equipment and its sales of the Equipment. If Seller is legally obligated to collect any of these taxes from Distributor, then Seller will invoice them to Distributor unless Distributor provides Seller with an applicable tax exemption certificate and/or number with Distributor order.
(f)The delivery date for each order placed by Distributor will be indicated on Accepted Orders.
5.INSPECTION. Upon arrival at Distributor’s site or Customer’s site, Distributor will have the right to inspect the Equipment delivered. If Distributor determines that the Equipment is damaged, Distributor shall provide a written report of such damage to Seller upon evaluation of the Equipment. Seller shall evaluate the nature of the damage and instruct the Distributor on the appropriate course of action to address the damage. If the Parties are unable to address the damage, Seller may provide Distributor with a replacement for the damaged Equipment upon reasonable notice to Distributor. If a replacement is unavailable, or if Seller elects not to provide Distributor with a replacement at Seller’s sole discretion, Distributor may reject the Equipment in which case the Equipment will be returned to Seller, at Seller’s cost and risk. In the event of rejection, Distributor will have no liability to Seller for the purchase price or any other amount for the rejected Equipment. Seller shall refund to Distributor any amounts paid by Distributor for the rejected Equipment no later than ten (10) days from the date of Distributor’s shipment of the rejected Equipment. Distributor’s failure to reject the Equipment will not affect Distributor’s remedies under any warranty provided by Seller to Distributor under this Agreement or other remedies provided by law.
6.INDEPENDENT RELATIONSHIP. The relationship of the Parties established by this Agreement is that of independent contractors and nothing contained herein shall be construed to: (a) give either Party the power to direct and control the day-to-day activities of the other Party; (b) constitute the Parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking; or (c) allow either Party to create or assume any obligation on behalf of the other Party. All financial obligations associated with a Party’s business and its performance under this Agreement are the sole responsibility of such Party. Except as provided for in this Agreement, all sales and other agreements between Distributor and its Customers are Distributor’s exclusive responsibility and shall have no effect on either Party’s obligations under this Agreement.
7.MODIFICATIONS.
(a)When Seller introduces during the term of this Agreement any modifications (including upgrading) of the Equipment, or modifications of any components or parts thereof (including, without limitation, software), Seller will offer Distributor the opportunity to have such modifications made in Equipment and parts thereafter purchased.
(b)From time to time during the term of this Agreement, Seller may make modifications to the Equipment or of any components or part thereof (including, without limitation, updates, and upgrades to software). Once a modification is approved for production by Seller, Seller will give Distributor prompt notice of its intention to introduce the modification, giving particulars of the proposed modification and of the expected effects.
(c)When introducing, during or for five (5) years after the term of this Agreement, (i) an upgrade to software (i.e., added functionality) for use with the Equipment, Seller shall, on Distributor’s request, provide Distributor with a media device containing the software so upgraded at reasonable prices to be agreed upon between the Parties in writing; (ii) a premium upgrade (i.e., GPU upgrades) for use with the Equipment, Seller may, at Seller’s sole discretion, provide the upgrade to the Equipment at an additional cost to Distributor to be agreed upon between the Parties in writing; or (iii) an update to the software (i.e., bug fixes or error corrections) for use with the Equipment, Seller shall provide the update to the Equipment at no additional cost to Distributor.
8.LIMITED WARRANTY AND WARRANTY DISCLAIMER. Seller warrants to Distributor and Customers that the Equipment and relevant spare parts will at the time of delivery to Distributor or Customer, whichever is later, meet in full the Equipment’s published specifications and be free from any defects in quality, materials, design and/or workmanship. In relation to the Equipment, this warranty will remain in effect until the date that is six (6) months from the date that Distributor completes the installation of the Equipment for independent clinics and imaging centers. This warranty will remain in effect until the date that is (12) months from the date that Distributor completes the installation of the Equipment for hospitals and hospital owned imaging centers. In relation to the relevant spare parts, this warranty will remain in effect for sixty (60) days from the date that the installation of the Equipment is complete. Seller will provide to Distributor parts to repair or replace the defective Equipment to meet the warranted specifications and correct the defect. Upon reasonable request by Distributor, Seller may provide onsite labor (both for Distributor’s demonstration site and Customer’s site) to repair or replace the defective Equipment, of which onsite support, labor, and associated costs (i.e., travel) will be billed separately from the payment obligations under the terms of this Agreement. If Seller fails to comply with its warranty obligations stated in this Section 8, Distributor shall provide a written report of such non-compliance to Seller, which Seller shall evaluate the nature of the non-compliance. If Seller fails to cure such non-compliance within thirty (30) days, Distributor shall have the right to request removal of the non-conforming Equipment and refund of all amounts paid to Seller, provided, however, that before exercising such right, Distributor shall provide Seller with thirty (30) days’ prior written notice. If Seller fails to remedy the non-conformity and defect within such thirty days, Distributor will then have the right to request removal of the non-conforming Equipment as stated above. Seller shall refund the amount paid by Distributor for the removed Equipment no later than thirty (30) days from the date of Distributor’s removal of the Equipment. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS SECTION 8, SELLER MAKES NO EXPRESS, IMPLIED OR STATUTORY REPRESENTATIONS, WARRANTIES, OR GUARANTEES IN CONNECTION WITH THE EQUIPMENT. UNLESS OTHERWISE EXPLICITLY STATED IN THIS SECTION 8, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE EQUIPMENT IS PROVIDED BY SELLER ON AN “AS IS,” “AS AVAILABLE” AND “WHERE-IS” BASIS WITH NO WARRANTY, AND SELLER DISCLAIMS AND EXCLUDES ALL WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING,

WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS. SELLER DOES NOT WARRANT THAT THE EQUIPMENT WILL BE UNINTERRUPTED OR ERROR FREE; NOR DOES IT MAKE ANY WARRANTY AS TO THE RESULTS THAT MAY BE OBTAINED FROM USE OF THE EQUIPMENT.
9.AFTER SALE SERVICE.
(a)Seller Support: All initial inquiries for support from Distributor shall be made to Seller by emailing support@qtimaging.com or via direct phone access. Access to support outside of Seller’s primary business hours of support will be made available on a best effort basis and is not guaranteed. Primary business hours are defined as Monday through Friday, 8:00am to 5:00pm Pacific Time, excluding Seller-observed holidays.
(b)Remote Connectivity and DICOM Data. The Distributor and Seller will mutually agree on a remote data connectivity solution to be established for each installed scanner that will remain in effect while the scanner is installed at the Customer location, unless prohibited by the Customer. The data connection to the scanner shall be made available for use by the Distributor and Seller support staff to provide remote support and may also support transmission of DICOM scan data to a PACS. The connection solution shall incorporate necessary security methods to protect both Customer, Distributor, and Seller networks, and ensure no protected health information (“PHI”, as defined by HIPAA) is housed or stored by Distributor. Distributor shall also ensure the Customer is aware that the archiving of DICOM scan data is the Customer’s responsibility regardless of the connectivity method established. It is the responsibility of the Distributor to establish an agreed plan with Customer for archiving of DICOM data that utilizes the remote connection, and a solution is in place to ensure Customer has a DICOM image reading service established.
(c)Service Training. Training to update current scanners to incorporate upgrades and modifications will be made available by the Seller at QTI Novato, CA, USA facilities. Additional or advanced training for new or currently trained Distributor support staff can also be provided by the Seller at the request of the Distributor. Cost of training provided by the Seller is to be determined and quoted based on overall training needs.
(d)QT Scans Reading Services. Distributor shall request each Customer to have a breast radiologist who will read the QT Scans and/or who will be trained by Dr. John Klock of QT Imaging Center within sixty (60) days from Equipment installation.
10.SPARE PARTS.
(a)Upon shipment of Equipment to Distributor, Seller will supply Distributor with a recommended spare parts list. Seller is under no obligation to provide such spare parts to Distributor but may elect to supply Distributor with such spare parts during the term of this Agreement upon reasonable request by Distributor and subject to availability of such parts to Seller.

(b)Seller will provide to Distributor the documentation needed to fully understand all software for testing and operating the Equipment for the term of this Agreement and for five (5) years thereafter.
(c)Distributor shall maintain adequate supply of spare parts to provide timely support of Equipment. Distributor shall be responsible for requesting and ordering spare parts and will be billed at current prices plus freight costs, payable at time of shipment from Seller. Seller agrees to provide recommendations for spare part stocking levels and ensure parts are made available for purchase.
(d)If requested by the Seller, the Distributor shall return parts removed and replaced during service of the Equipment. Parts returned may be repaired and returned to Distributor, replaced or cost credited to the Distributor, at the Seller’s sole discretion and dependent on warranty status.
(e)Notwithstanding the warranty set forth in Section 8 (Limited Warranty and Warranty Disclaimer), the shipment cost for returned parts shall be the responsibility of the Distributor.
(f)Seller may offer repair services for parts at Seller’s own discretion, and to be billed at current rates if requested outside of warranty periods.
(g)All repaired or replacement parts provided by Seller to Distributor shall remain subject to the warranty set forth in Section 8 (Limited Warranty and Warranty Disclaimer).
11.TECHNICAL MATERIALS AND DOCUMENTATION. Seller agrees to supply to Distributor for each Equipment one (1) set of manuals containing all information pertaining to the operation and service of the Equipment, including but not limited to installation instructions, parts lists, service manuals, part change notifications, product specifications, planned and corrective maintenance instructions and schedules and any other information related thereto. Seller will furnish Distributor all technical information dealing with product modifications, safety and product improvements, or other modifications. Parts necessary to perform safety modifications will be furnished to Distributor free of charge during the term of this Agreement and after termination of this Agreement. Distributor will pay labor charges at Seller’s then current standard rates for labor service.
12.INSPECTION AND ACCEPTANCE. In the manufacture of Equipment delivered hereunder, Seller will perform the then current versions of its standard acceptance tests at its plant on all Equipment to be delivered under this Agreement. Seller will certify in writing that the Equipment satisfy the requirements of said acceptance tests and that the tests are designed to assure that the Equipment meet all published specifications as set forth in Exhibit A. Seller will submit to Distributor a description of the test procedure used to inspect and test the Equipment subject to this Agreement, prior to the execution of this Agreement. Records of all quality assurance and inspection work performed by Seller on such Equipment will be kept complete and available to Distributor for a reasonable period of time during the performance of this Agreement. Distributor will have the right to avail and perform source inspection of the Equipment prior to the release from Seller for delivery to Distributor. Acceptance by Distributor source inspector does not release Seller of their warranty obligations if the Equipment is subsequently delivered to Distributor and found defective.
13.INDEMNIFICATION.
(a)Seller Indemnification. Seller shall defend Distributor harmless from any and all claims and legal actions brought by a third party arising out of any allegation of patent, copyright, trademark, or trade secret infringement relating to the Equipment in its original form, without modification by Distributor, and used by Distributor or Customer in accordance with this Agreement and applicable usage instructions as provided by Seller, and pay damages, losses, attorneys’ fees and legal costs finally awarded against Distributor, except that the obligations of Seller in this Section shall not apply with respect to a claim of infringement or misappropriation if such claim arises out of (i) use of the Equipment in combination with any software, hardware, network, or system not supplied by Seller where the alleged infringement relates to such combination; (ii) any modification or alteration of the Equipment other than by Seller; (iii) continued use of the Equipment after Seller notifies Distributor to discontinue use because of an infringement claim; or (iv) use of open source software. Upon notice of a claim of intellectual property infringement or if, in Seller’s opinion, a claim of intellectual property infringement is likely, Seller shall have the right, at its sole option and expense, to: (a) procure the right to continue using the affected Equipment under the terms of this Agreement; (b) replace or modify the Equipment claimed to be non-infringing without material decrease in functionality; or (c) if the foregoing options are not commercially reasonable, terminate this Agreement, all Approved Orders and the provision of the Equipment and, if applicable, refund Distributor any prepaid, unused fees for the Equipment. THE REMEDY SET FORTH IN THIS CLAUSE STATES THE SOLE AND EXCLUSIVE OBLIGATION AND LIABILITY OF SELLER FOR INTELLECTUAL PROPERTY RIGHTS INFRINGEMENT OR MISAPPROPRIATION OF ANY KIND. Seller shall also defend, indemnify and hold Distributor, and its subsidiaries or affiliates, and their trustees, and officers, harmless from any and all loss, lawsuit, liability, damage, cost and expense (including reasonable legal fees) which may arise out of or result from the negligent acts or omissions of Seller, its agents or employees in connection with this Agreement or any material defect in the Equipment. Seller’s indemnification obligation hereunder shall not apply to the extent that any claim is caused by the negligence or misconduct of Distributor.
(b)Distributor Indemnification. Distributor shall defend Seller against any third-party claims and legal actions brought by a third party (i) alleging that use of the Equipment in contradiction of usage instructions from Seller or in violation of this Agreement infringes or misappropriates any intellectual property rights of, or has otherwise harmed, a third party; (ii) resulting from a representation made by Distributor to a third party (e.g., sale or promotion of equipment inconsistent with the FDA and FDA regulations and guidance related to the advertising, promotion, and labeling of medical devices, the Equipment’s instructions for use, and industry-standard medical device and business practices); or (iii) arising out of or related to Distributor’s use or alleged use of the Equipment other than as permitted under this Agreement

(e.g., Distributor’s improper handling or storage of the Equipment). Distributor will pay any damages, losses, attorneys’ fees, and legal costs finally awarded against Seller as a result of any claim that is subject to indemnification under this Section.
(c)Indemnification Procedure. The indemnified Party will (i) promptly notify the indemnifying Party in writing of any Claim for which indemnity is claimed, provided that failure to so notify will not remove the indemnifying Party’s obligation except to the extent it is prejudiced thereby; (ii) allow the indemnifying Party to solely control the defense of any Claim and all negotiations for settlement (provided that in no event may either Party enter into any third-party agreements which would in any manner whatsoever affect the rights of, or bind the other Party in any manner to such third party, without the prior written consent of the other Party); and (iii) provide reasonable cooperation to the indemnifying Party, at the indemnifying Party’s sole expense, in defending the Claim.
14.LIMITATION OF LIABILITY.
IN NO EVENT SHALL SELLER BE LIABLE TO DISTRIBUTOR OR ANY THIRD PARTY FOR ANY INDIRECT, EXTRAORDINARY, EXEMPLARY, PUNITIVE, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, LOSS OF DATA, REVENUE, PROFITS, BUSINESS INTERRUPTION, USE OR OTHER ECONOMIC ADVANTAGE ARISING OUT OF OR RELATED TO THIS AGREEMENT AND/OR USE OF THE EQUIPMENT, HOWEVER ARISING, UNDER ANY CLAIM, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, PRODUCTS LIABILITY OR UNDER ANY OTHER THEORY OF LIABILITY, EVEN IF SELLER KNOWS THERE IS A POSSIBILITY OF SUCH DAMAGE.
IN NO EVENT SHALL SELLER’S AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT OR AN APPROVED ORDER, WHETHER IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, PRODUCTS LIABILITY OR UNDER ANY OTHER THEORY OF LIABILITY, EXCEED A SUM EQUAL TO THE AMOUNTS ACTUALLY PAID BY DISTRIBUTOR TO SELLER FOR THE EQUIPMENT UNDER THE APPROVED ORDER FOR THE EQUIPMENT GIVING RISE TO LIABILITY. THE LIMITATION OF LIABILITY SET FORTH ABOVE WILL NOT APPLY TO CLAIMS FOR PERSONAL INJURY OR PROPERTY DAMAGE CAUSED BY EQUIPMENT DEFECTS.
15.RECALLS.
(a)In the event that Seller determines the necessity of, or a governmental or regulatory authority requires or requests, a recall, corrective action, removal, field safety notice, withdrawal or correction relating to the Equipment (collectively, a “Equipment Recall”), both Parties shall promptly consult and cooperate with the other Party, including with respect to the appropriate action to be taken in connection with such Equipment Recall. Subject to Section 14 (Limitation of Liability), Seller will be responsible for the cost of such recall including, without limitation, the cost of notifying the Customers, collecting recalled Equipment and replacement Equipment, Seller’s parts and Distributor’s related labor, travel, and freight charges, except to the extent that such recall is attributable to the fault of Distributor. The determination of whether to initiate a recall or market correction is the sole responsibility of Seller and Distributor will have no authority to initiate a recall or market correction with respect to the Equipment. Seller will be responsible for communicating with the FDA and applicable governmental or regulatory authorities regarding any Equipment Recall.
(b)Distributor may not sell or ship Products or parts outside of the Territory nor shall Distributor sell to any other group, organization, or individual who intend to resell the Products or parts outside the Territory without prior written consent from Seller. If Equipment or parts originally shipped to Distributor are located or identified by Seller as sold, or available for sale, outside of the Territory or through another source, Seller may immediately terminate this Agreement and seek all available remedies at law and in equity.
(c)Distributor will maintain, for at least seven (7) years following the termination or expiration of this agreement, books and records relating to the sale, service, and if applicable, disposal of Equipment, including the identity and location of all Customers matched to Equipment sold. Distributor shall also provide Seller, or its auditors, upon request and at Seller’s expense, access to those books and records. Seller may request, and Distributor shall provide any independently audited reports detailing or summarizing the books and records information in lieu of Seller conducting a full audit.
16.INTELLECTUAL PROPERTY RIGHTS. Distributor acknowledges and agrees that any and all of Seller’s intellectual property rights in, to and embodied in the Equipment are the sole and exclusive property of Seller or its licensors, as applicable. Distributor further acknowledges that it has no right to the trademarks or trade names owned, used, or claimed now or in the future by Seller or in the applicable trademarks or trade names used on or affixed to any of the Equipment. However, Distributor may refer to Seller’s trademarks or trade names in promoting the sale of the Equipment, as set forth in Section 20 (Trademarks). Distributor agrees that it shall not, and shall cause its affiliates not to, directly or indirectly, reverse engineer or aid or assist in the reverse engineering of any Equipment or any part or component thereof, including but not limited to hardware, software, or firmware.
17.CONFIDENTIALITY AND PUBLICATION. “Confidential Information” means information that one Party discloses to the other Party under this Agreement that is marked as confidential or would normally be considered confidential information under the circumstances. It does not include information that is independently developed by the recipient, is rightfully given to the recipient by a third party without confidentiality obligations or becomes public through no fault of the recipient. It is expressly understood that all information, including but not limited to financial/administrative data, designs, drawings, manufacturing processes and procedures, and trade secret furnished by either Party to the other under this Agreement will be treated by the recipient Party as Confidential Information to be used only in the performance of work under this Agreement. Seller’s Confidential Information includes, without limitation, all details, information, and functionality related to the Equipment. Upon the completion, cancellation, or termination of this Agreement, each Party will return all such data to the other Party. The provisions of this Section 17 will survive any termination of this Agreement until such information becomes public through no fault of either Party. Neither Party will make information public concerning this Agreement nor the supplies or services provided under it without the prior written consent of the other Party except as may be required by law or pursuant to a lawful request of a governmental or regulatory authority. Such request, made by law or pursuant to lawful request upon one Party will be communicated, in a timely manner, to the other Party.
18.TERM AND DEFAULT.
(a)This Agreement will become effective as of the date first written in this Agreement and will continue to be effective for the period through December 31, 2025, unless earlier terminated as provided for elsewhere in this Agreement. This Agreement may be extended beyond this term, by mutual written agreement.
(b)This Agreement may be terminated forthwith (without any penalty but without prejudice to accrued rights or orders placed as of the date of such termination or provisions remaining to be implemented after termination) by either Party by notice in writing to the other Party in case the other Party does not fulfill any of its material obligations under this Agreement, and will not have remedied same within thirty (30) days after written notice thereof by the other Party. This Agreement may also be terminated by either Party in the event of insolvency of the other Party.
(c)All orders that are not Approved Orders as of the effective termination date will be deemed canceled. If QTI terminates this Agreement due to a breach by NXC, QTI may cancel all Approved Orders that have not been fulfilled as of the effective termination date.
(d)The following sections will survive any termination or expiration of this Agreement: 1.1 (Distributor Responsibilities), 1.3 (Mutual Responsibilities), 6 (Independent Relationship), 8 (Limited Warranty and Warranty Disclaimer), 13 (Indemnification), 14 (Limitation of Liability), 15 (Recalls), 16 (Intellectual Property Rights), 17 (Confidentiality and Publication), 18 (Term and Default), 19 (Audits and Inspections), 21 (Entire Agreement), 23 (Compliance with Laws), 26 (Disputes) and 27 (Notice).
19.AUDITS AND INSPECTIONS.
(a)Distributor will permit Seller or Seller representatives to inspect, review, and audit, at a reasonable time and during normal business hours, Distributor’s books, records, policies and procedures, facilities, systems, or other materials for the purpose of assessing Distributor’s compliance with this Agreement; under this Agreement. All records made available for audit shall be deemed to be Confidential Information of the Distributor.

(b)If Distributor receives any notice requesting or requiring review, audit, or inspection by a governmental or regulatory authority related to the Equipment (“Inspection”), Distributor will notify Seller of such Inspection within five (5) business days after the date of such notice (unless prohibited by law or by the applicable governmental or regulatory authority). Distributor will provide Seller with the results of any such Inspection and copies of any subsequent written communication received from or exchanged with the entity that performed the Inspection (provided that, to the extent required to comply with Distributor’s confidentiality obligations to third parties, Distributor may redact third-party confidential information from any such materials provided to Seller or any information subject to attorney-client privilege), and Distributor will inform Seller promptly of any regulatory action resulting from an Inspection. Seller will be given the opportunity to aid Distributor in responding to any such Inspection to the extent related to the Equipment.
20.TRADEMARKS. Subject to the terms and conditions set forth in this Agreement, Seller hereby grants to Distributor a personal, non-exclusive, non-sublicensable, non-transferable license to use and display, solely to market, advertise and resell the Equipment, the trademarks used by Seller in connection with the Equipment (“Seller Marks”) during the term of this Agreement in accordance with any written trademark usage guidelines provided by Seller in writing in advance. All advertising, promotional materials (including all Web pages, packaging, and displays) and catalogs that include or refer to any of the Seller Marks in connection the Equipment, and all display and presentations that include the Seller Marks (all of the foregoing being hereinafter collectively referred to as “Promotional Materials”) is subject to Seller’s prior written approval. Upon Seller’s approval of any Promotional Materials, no further approval is required from Seller for Distributor’s use of the same Promotional Materials. Distributor acknowledges that Seller is and will remain the owner of all right, title and interest in and to each of the Seller Marks, and all goodwill generated by Distributor’s use of Seller Marks shall inure exclusively to the benefit of Seller. Distributor agrees that it cannot use Seller Marks elements in association with products or services not provided by Seller.
21.ENTIRE AGREEMENT. This Agreement and its Exhibits set forth the entire Agreement and understanding between the Parties with respect to its subject matter and supersede all prior discussions and negotiations and all previous agreements and understandings on such subject matter.
22.AMENDMENT. This Agreement may not be altered, amended, or modified, except in a writing signed by duly authorized representatives of the Parties. Any conditions or provisions in any purchase order, acceptance form, procurement, and functional specification, or in any other document or communication whatsoever (other than a writing expressly amending this Agreement and signed by authorized representatives of the Parties) will be deemed inapplicable to the obligations between the Parties.
23.COMPLIANCE WITH LAWS. Seller agrees to comply fully with all appropriate federal, state, and local laws, rules and regulations including, but not limited to, the FDCA and regulations thereunder relating to any equipment, software, or parts sold to Distributor under this Agreement. Seller will obtain 510(k) clearance or other required licenses, clearances, or approvals required under the FDCA and regulations thereunder. Seller agrees to furnish to Distributor copies of FDA licenses, clearances, or approvals or internal documentation with Seller’s rationale for not seeking an FDA license, clearance or approval. Seller also agrees to furnish to Distributors documentation certifying that the equipment, software, and parts sold to Distributor under this Agreement satisfy Seller’s quality assurance guidelines. Any recall or corrective or preventive action program resulting from the improper performance of such equipment, software, or parts, or required due to noncompliance with the FDCA and regulations thereunder, will be conducted at Seller’s sole expense. Further, the Parties acknowledge and agree that Customers may participate in “federal health care programs” for purposes of the federal Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b) and its implementing regulations (the “AKS”). The Parties shall comply with all applicable federal and state laws and regulations, including without limitation the AKS. Without limiting the foregoing, the Parties shall ensure that all discounts or rebates offered or paid under this Agreement hereto shall comply with the statutory exception to the AKS for “a discount or other reduction in price,” 42 U.S.C. § 1320a-7b(b)(3)(A), and/or the regulatory safe harbor under the AKS for “Discounts,” 42 C.F.R. § 1001.952(h).
24.ASSIGNMENT. This Agreement and any rights or duties resulting therefrom may not be transferred or assigned by either Party without the expressed written consent of the other.
25.DISCONTINUANCE OF EQUIPMENT. Seller agrees to notify Distributor in writing not less than three (3) months in advance of the discontinuance of any Equipment.
26.DISPUTES. All disputes between the Parties relating to this Agreement or any modification of it will be resolved through arbitration, in accordance with the rules of the American Arbitration Association and the laws of the State of California, in Orange County, California. The arbitration proceedings will be conducted before one neutral arbitrator if the amount in controversy is equal to or less than $250,000 and before a panel of three neutral arbitrators if in excess of such amount. All arbitrators will be lawyers or judges selected from lists provided by the American Arbitration Association. The decision of the arbitrators will be final and may be enforced in any court having jurisdiction over the Parties. The arbitration will be conducted in English. The arbitrator will have no right to award any punitive, exemplary, or non-compensatory damages. A Party may seek injunctive or equitable relief from a court of competent jurisdiction as needed to enforce or preserve any intellectual property rights.
27.NOTICE. Any notice to be given by either Party to the other will be deemed to have been sufficiently given to the other Party if sent by facsimile, and confirmed the same day by mail to the following addresses:
If to Distributor:    NXC Imaging, Inc.
1325 Quincy St. NE, Ste A2
Minneapolis, MN, 55413
Attention: Kevin Mattson

If to Seller:    QT Imaging Holdings, Inc.

Three Hamilton Landing
Novato, CA 94949

Attention: Dr. Raluca Dinu

(a)The Parties’ respective addresses may be changed by written notice.

NXC IMAGING, INC.	QT IMAGING HOLDINGS, INC.
By: /s/ Michele Miller	By: /s/ Dr. Raluca Dinu
Name: Michele Miller	Name: Dr. Raluca Dinu
Title: CFO	Title: Chief Executive Officer

[Signature Page to Distribution Agreement]

EXHIBIT A
PRODUCT SPECIFICATIONS
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E-A-1

EXHIBIT B
PRODUCT PRICING
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E-B-1